Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-38743 of Cincinnati Bell Inc. on Form S-8 of our report dated June 26, 2012 appearing in this Annual Report on Form 11-K of Cincinnati Bell Inc. Savings and Security Plan for the year ended December 30, 2011.
/s/ Barnes, Dennig & Co., LTD
Cincinnati, Ohio
June 26, 2012